Exhibit 99.3

December 7, 2009

Francisco Partners II, L.P.
One Letterman Drive
Building C – Suite 410
San Francisco, CA  94129
Attn:  Ezra Perlman

COMMITMENT LETTER
$60 MILLION SENIOR SECURED CREDIT FACILITY

Dear Ezra:

As we, Wells Fargo Foothill, LLC (“WFF”) and Silicon Valley Bank (“SVB”; together with WFF, each a “Lender” and collectively, the “Lenders” or “we” or “us”), understand, Francisco Partners II, L.P. (“Sponsor” or “you”) intends to form a wholly owned holding company (“Parent”), which in turn will form an acquisition company (“Newco”) to acquire (the “Acquisition”) QuadraMed Corporation, a Delaware corporation (“Company”).  The Acquisition is to occur by means of a merger of Newco with and into Company, with Company as the survivor of such merger.  The Lenders further understand that Sponsor is desirous of obtaining financing for Company in order to (a) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (b) refinance certain of Company’s existing indebtedness, and finance working capital, Capital Expenditures (as defined in Annex C-II to the Term Sheet) and Permitted Acquisitions (as defined in Annex C-I to the Term Sheet) and general corporate purposes of Company, and (c) pay fees and expenses associated with the transactions contemplated hereby (the “Transaction”).

We are pleased to provide you with this commitment letter and the annexes attached hereto (the “Commitment Letter”) and the term sheet and the annexes attached thereto (the “Term Sheet”) which establish the terms and conditions under which (a) WFF commits to provide $40,000,000 of a $60,000,000 senior secured credit facility (the “Facility”); and (b) SVB commits to provide $20,000,000 of the Facility. The commitments of WFF and SVB (WFF as to $40,000,000 and SVB as to $20,000,000) are several. Such commitments are not joint and are not joint and several.  The parties acknowledge that the Term Sheet and this Commitment Letter (a) summarize all of the substantive conditions precedent to the Facility, and (b) summarize all of the substantive covenants, representations, warranties, and events of default (but do not purport to summarize the other provisions) that will be contained in the definitive documentation for the Facility.  The parties agree that such covenants, representations, warranties, and other provisions (to the extent not already addressed in the Term Sheet or this Commitment Letter) will be customary for transactions of this type or otherwise acceptable to Sponsor and the Lenders.

Francisco Partners II, L.P.
December 7, 2009

Expenses and Indemnification

You agree (a) to pay or reimburse, all reasonable, out-of-pocket fees, costs, and expenses (including, without limitation, reasonable, invoiced fees and disbursements of counsel (it being understood that you shall not be required to reimburse legal fees and disbursements of more than two sets of primary outside counsel for the Lenders, plus any local and foreign counsel, subject to customary exceptions for actual or potential conflicts of interest), reasonable consultant costs and expenses (with respect to consultants retained with the consent of Sponsor), filing and recording fees, and costs and expenses associated with due diligence, travel, appraisals, valuations, audits, and syndication) (the “Expenses”) incurred by or on behalf of either or both of the Lenders (whether before, on, or after the date hereof) in connection with (i) legal analysis, legal due diligence, and credit and business due diligence, (ii) the preparation, negotiation, execution, and delivery of this Commitment Letter and the Term Sheet and any and all documentation for the Facility, and (iii) the enforcement of any rights and remedies of any Lender under this Commitment Letter, in each case irrespective of whether the Transaction is consummated, and (b) to indemnify, defend, and hold harmless each of the Lenders, each of their respective affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”)  as set forth on Annex A hereto.  Notwithstanding the foregoing, your obligation to reimburse any Lender for its expenses pursuant to this paragraph shall immediately terminate if such Lender is found in a final judgment of a court of competent jurisdiction (not subject to further appeal) to have breached, without legal justification, its obligations under this Commitment Letter to fund the Facility on the Closing Date.  This Commitment Letter supersedes any and all expense reimbursement agreements entered into between or among any of the Lenders and Sponsor with respect to the Transaction prior to the date of execution of this Commitment Letter.

Fees

You agree to pay or cause Company to pay the fees set forth on Annexes A-I and A-II to the Term Sheet to WFF, in immediately available funds, as and when indicated therein.

Conditions

The commitment of the Lenders to provide the Facility shall be subject to (a) the negotiation, execution and delivery of definitive documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Term Sheet, in form and substance reasonably satisfactory to the Lenders (the “Loan Documents”), (b) confirmation that, since September 30, 2009, there has been no Company Material Adverse Effect (as that term is defined in the draft of the Agreement and Plan of Merger relative to the Acquisition dated December 7, 2009, by and among Parent, Newco, and Company which was delivered by Shearman & Sterling LLP to Paul, Hastings, Janofsky & Walker LLP at 1:37 a.m. (California time) on December 7, 2009 (the “Draft Acquisition Agreement”)), and (c) the performance of your obligations set forth in this Commitment Letter and in the Term Sheet, and the satisfaction of the conditions set forth in this Commitment Letter and in the Term Sheet.

Notwithstanding anything in this Commitment Letter, the Term Sheet or any other letter agreement or other undertaking concerning the Facility to the contrary, (i) the only representations and warranties relating to Company and its subsidiaries and their businesses, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date (as hereinafter defined) shall be (A) such of the representations and warranties made by Company and/or its subsidiaries in the Draft Acquisition Agreement to the extent that you, Parent, or Newco have a right not to consummate the transactions contemplated by the Draft Acquisition Agreement or to terminate your or their respective obligations

Francisco Partners II, L.P.
December 7, 2009

under the Draft Acquisition Agreement as a result of a breach of such representations and warranties, and (B) the Specified Representations (as hereinafter defined), and (ii) the terms of the Facility shall contain no condition precedent to the funding of the Facility on the Closing Date other than those set forth above in this Commitment Letter, and in Annex B-I to the Term Sheet, the satisfaction of which shall obligate the Lenders to provide the Facility on the terms set forth in this Commitment Letter and the Term Sheet (it being understood that, to the extent any collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so (other than (x) the filing of Uniform Commercial Code financing statements, (y) the filing of intellectual property security agreements for intellectual property that is registered as of the Closing Date, and (z) the delivery of stock certificates and corresponding stock powers), the providing of such collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed upon).  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and non-contravention of the Loan Documents with the Loan Parties’ governing documents, applicable law, or any order, judgment, or decree of any court or other governmental authority binding on any Loan Party or its subsidiaries, receipt of governmental approvals in connection with the Facility, use of proceeds, solvency, indebtedness, liens, Federal Reserve Bank margin regulations, the Investment Company Act and, subject to the parenthetical in clause (ii) above, the perfection and priority of the security interests granted in the collateral as of the Closing Date.

Confidentiality

(a)    You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof, will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis.  The foregoing notwithstanding, you may (i) provide a copy of this Commitment Letter, including the Term Sheet (but not Annex A-I and/or Annex A-II thereto) to Company (so long as it agrees not to disclose this Commitment Letter other than to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis), (ii) (A) following your acceptance of this Commitment Letter in accordance herewith and your return of an executed counterpart of this Commitment Letter to us, file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including Annex A-I and/or Annex A-II thereto) as you are required by law, in the opinion of your counsel, to make, (B) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (C) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (C), the disclosing party agrees to provide the Lenders with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Lenders pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (D) as may be agreed to in advance in writing by the Lenders, and (E) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (E) the disclosing party agrees to provide the Lenders  with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Lenders pursuant to the terms of the subpoena or other legal process, (iii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Sponsor or its affiliates), and (iv) in connection with any litigation or

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December 7, 2009

other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than WFF or SVB, their respective affiliates and their respective counsel under this clause (iv) with respect to litigation involving a party other than WFF or SVB and their respective affiliates, the disclosing party agrees to provide WFF and SVB with prior notice thereof.

(b)           The Lenders agree that material, non-public information regarding Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Lenders in a confidential manner, and shall not be disclosed by the Lenders to persons who are not parties to this Commitment Letter, except: (i) to  officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to any of the Lenders on a “need to know” basis in connection with the Transaction contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of either Lender, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Sponsor, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lenders), (viii) in connection with any proposed assignment or participation of any Lender’s interest in the Facility, provided that any such proposed assignee or participant shall have agreed in writing to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than Sponsor, Parent, Company, Lenders, their respective affiliates or their respective counsel under this clause (ix) with respect to litigation involving a party other than Sponsor, Parent, Company, Lenders, or any of their respective affiliates or counsel, the disclosing party agrees to provide Sponsor with prior notice thereof.

(c)     Anything to the contrary in this Commitment Letter notwithstanding, Sponsor agrees, on behalf of itself and Company, that the Lenders shall have the right to provide information concerning the Facility to loan reporting services.

Exclusivity and Certain Fees

The parties agree that the exclusivity, Lenders Break-Up Fee (as defined in Annex A-II to the Term Sheet), and Termination Fee (as defined in Annex A-II to the Term Sheet) provisions shall be as set forth on Annex A-II to the Term Sheet.

Information

In issuing this Commitment Letter, the Lenders are relying on the accuracy of the information furnished to them by or on behalf of Sponsor, Parent, and/or Company and their respective affiliates, without independent verification thereof.  Sponsor acknowledges that it is a further condition precedent to the funding of the Facility that (a) to the best of Sponsor’s knowledge, after diligent inquiry, all written

Francisco Partners II, L.P.
December 7, 2009

information (other than forward looking information and projections of future financial performance) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Sponsor, Parent, and/or Company or their respective affiliates is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all projections that have been or are hereafter made available by or on behalf of Sponsor, Parent, and/or Company or any of their respective affiliates are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by Sponsor to be reasonable at the time such projections were prepared (it being understood and agreed that to the extent that any projections are based on Information concerning Company, such Information shall be qualified by the provisions in clause (a) above), it being recognized by the Lenders that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results.

Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities

You acknowledge that WFF, SVB, or one or more of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and any Lender, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Lender or one or more of its affiliates has advised or is advising you on other matters, (b) each Lender, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Lender, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that WFF, SVB, or one or more of their respective affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that neither WFF nor SVB has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against WFF and/or SVB for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither WFF nor SVB shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.

You further acknowledge that one or more of WFF’s and/or SVB’s respective affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, WFF, SVB, or one or more of their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, and Company

Francisco Partners II, L.P.
December 7, 2009

and other companies with which you or Company may have commercial or other relationships.  With respect to any debt or other securities and/or financial instruments so held by WFF, SVB, or one or more of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Governing Law, Etc.

This Commitment Letter, the Term Sheet, and any claim or dispute concerning the subject matter hereof or thereof shall be governed by, and construed in accordance with, the law of the State of California.  Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in Los Angeles, California.  This Commitment Letter (together with the exhibits and annexes hereto and the Term Sheet) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter.  This Commitment Letter shall not be assignable by you without the prior written consent of each Lender (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.  In the event that this Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees, Confidentiality, Exclusivity and Certain Fees (including Annex A-II to the Term Sheet), Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities, Governing Law, Etc., and Waiver of Jury Trial provisions hereof shall survive such termination or expiration.  Anything contained herein to the contrary notwithstanding, the obligations of Sponsor under this Commitment Letter shall terminate at the time of the execution and delivery of the Loan Documents relative to the Facility.

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Transaction contemplated hereby or the actions of either or both of the Lenders or any of their respective affiliates in the negotiation, performance, or enforcement of this Commitment Letter.

Patriot Act

The Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Lenders may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow the Lenders to identify the Loan Parties in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act. You agree to cause Company to provide the Lenders, prior to the Closing Date (as hereinafter defined), with all documentation and other information required by bank regulatory authorities under “know your

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December 7, 2009

customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

*****

Francisco Partners II, L.P.
December 7, 2009

This Commitment Letter shall expire at the earlier of (i) 9:00 a.m. (California time) on December 8, 2009, and (ii) the date of execution of the definitive agreement for the Acquisition, unless prior thereto the Lenders have received a copy of this Commitment Letter signed by Sponsor.  In the event either (i) the date of initial funding under the Facility (the “Closing Date”) does not occur on or prior to May 6, 2010, or (ii) the Loan Documents for the Facility are not executed and delivered by Company, Agent, and the Lenders on or prior to May 6, 2010, then the Lenders’ commitments to provide the Facility shall automatically expire on such date.  If you elect to deliver your signed counterpart of this Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier.

Very truly yours,
WELLS FARGO FOOTHILL, LLC

By:	/s/ Thomas E. Lane
	Name:	Thomas E. Lane
	Title:	National Underwriting Manager/Senior Vice President

SILICON VALLEY BANK

By:	/s/ Brian Sherer
	Name:	Brian Sherer
	Title:	Managing Director

ACCEPTED AND AGREED TO this 7th day of December, 2009 FRANCISCO PARTNERS II, L.P.
By:	/s/ Ezra Perlman
	Name:	Ezra Perlman
	Title:	Managing Member of Francisco Partners GP II Management, LLC, which is the General Partner of Francisco Partners GP II, L.P., which is the General Partner of Francisco Partners II, L.P.

cc:	Eric Baymiller, Senior Vice President, Loan Originations, Wells Fargo Foothill, LLC Alexander E. Hechler, Vice President, Senior Underwriter, Wells Fargo Foothill, LLC

ANNEX A

Indemnification Provisions

Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated December 7, 2009 (the “Commitment Letter”) addressed to Francisco Partners II, L.P. (the “Indemnifying Party”) from Wells Fargo Foothill, LLC (“WFF”) and Silicon Valley Bank (“SVB”).

To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all actual, losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable legal fees and reasonable out-of-pocket legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any  act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transaction, (b) the Commitment Letter or the Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Party or Company, or any of their subsidiaries or affiliates, or any other person in connection with the Transaction or the Commitment Letter; provided, however, (x) such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of  such Indemnified Person, (y) such indemnity agreement in favor of WFF shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it arises from the breach by WFF of its obligations under this Commitment Letter, and (z) such indemnity agreement in favor of SVB shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it arises from the breach by SVB of its obligations under this Commitment Letter.

The provisions of this Annex A shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. WFF, on behalf of WFF and its Indemnified Persons, shall have the right to retain counsel of its choice to represent WFF and its Indemnified Persons.   SVB, on behalf of SVB and its Indemnified Persons, shall have the right to retain counsel of its choice to represent SVB and its Indemnified Persons.  The Indemnifying Party shall pay the reasonable fees, reasonable out-of-pocket expenses, and disbursements of each such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party.  The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld.  Without the prior written consent of WFF, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry

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December 7, 2009

of any judgment in respect thereof.  Without the prior written consent of SVB, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the actual losses, claims, damages, obligations, penalties, judgments, awards, liabilities, and reasonable out-of-pocket costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.

Neither expiration nor termination of either or both Lender’s commitments under the Commitment Letter or funding or repayment of the loans under the Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

Anything contained in this Annex A to the contrary notwithstanding, the obligations of Sponsor under this Annex A shall terminate immediately upon the execution and delivery of the Loan Documents relative to the Facility.

TERM SHEET

This Term Sheet is part of the commitment letter, dated December 7, 2009 (the “Commitment Letter”), addressed to Francisco Partners II, L.P. (“Sponsor”) by Wells Fargo Foothill, LLC (“WFF”) and Silicon Valley Bank (“SVB”) and is subject to the terms and conditions of the Commitment Letter.  Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:
QuadraMed Corporation, a Delaware corporation (“QuadraMed Corp.”), Tempus Software, LLC, a Delaware limited liability company (“Tempus”), QuadraMed Affinity Corporation, a Delaware corporation (“Affinity”), and QuadCopper, LLC, a Delaware limited liability company (“QuadCopper”; together with Tempus, QuadraMed Corp. and Affinity, each individually a “Borrower” and individually and collectively, jointly and severally, “Borrowers”))

Guarantors:
The holding company directly owning Newco (“Parent”), and each of Parent’s present and future subsidiaries (other than Borrowers) after giving effect to the Acquisition (Parent, together with such subsidiaries, individually and collectively, jointly and severally, the “Guarantors”); provided, however, that (i) controlled foreign corporations (“CFCs”) will not be required to be Guarantors; and (ii) Immaterial Subsidiaries (the definition thereof to be mutually agreeable to Agent and Borrowers) shall not be required to be Loan Parties (the Guarantors, together with Borrowers, each a “Loan Party” and individually and collectively, jointly and severally, the “Loan Parties”).

Lenders and Agent:
WFF, SVB, and such other lenders (“Lenders”) as Agent elects to include within the syndicate (subject to the consent of Borrowers (it being understood that such consent shall not be (i) unreasonably withheld, delayed or conditioned, (ii) required during an event of default or (iii) required in connection with an assignment by WFF to an affiliate of WFF or by SVB to an affiliate of SVB).  Notwithstanding the foregoing, so long as no event of default has occurred and is continuing, without the consent of Borrowers, no Lender shall assign all or a portion of its rights and obligations under the Loan Documents to any entity that is listed on a schedule (the entities on such schedule to be agreed upon by WFF, SVB, and Borrowers) without the consent of Borrowers.  WFF shall be the sole agent for the Lenders under the Facility (in such capacity, “Agent”).

Facility:	A senior secured credit facility (the “Facility”) in a maximum credit amount (“Maximum Credit Amount”) of $60,000,000. Under the Facility, Lenders will provide Borrowers with a revolving credit facility (the “Revolver”) and a term loan (the “Term Loan”).

Revolver:
Advances under the Revolver (“Advances”) will be available up to a maximum amount outstanding at any one time of $5,000,000 (the “Maximum Revolver Amount”) ($2,500,000 to be provided by WFF and $2,500,000 to be provided by SVB). The Revolver shall be unfunded on the Closing Date.

Letter of Credit Subfacility:
Under the Revolver, Borrowers will be entitled to request that Agent issue or to cause Wells Fargo Bank, N.A. (“WFB”), as Agent’s agent, to issue letters of credit (each, a “Letter of Credit”) in an aggregate amount not to exceed $2,500,000 at any one time outstanding.  The aggregate amount of outstanding Letters of Credit will be reserved against the Maximum Revolver Amount.

Term Loan:
On the Closing Date, Lenders will provide Borrowers the Term Loan (the “Term Loan”; together with the Revolver, the “Facility”) in an amount (such amount, the “Term Loan Amount”) equal to the lesser of (a) $55,000,000 ($37,500,000 to be provided by WFF and $17,500,000 to be provided by SVB), and (b) the result of (i) 2.65 times Borrowers’ trailing twelve months pro forma EBITDA (as defined in Annex C-II) “TTM Pro Forma EBITDA”) for the 12 month period ended (A) if the Closing Date occurs on or prior to February 14, 2010, September 30, 2009, and (B) if the Closing Date occurs after February 14, 2010, December 31, 2009 (it being understood that the Revolver shall be unfunded on the Closing Date). The parties hereto agree that the TTM Pro Forma EBITDA for the 12 month period ended September 30, 2009 for Parent and its subsidiaries shall be deemed to be $25,921,729.

Commencing on the last day of the first full fiscal quarter after the Closing Date (the “First Payment Date”), the Term Loan will be repayable, on a quarterly basis, by an amount equal to 7.50% per annum of the original principal amount of the Term Loan.

Commencing on the first anniversary of the First Payment Date and thereafter until the Maturity Date, the Term Loan will be repayable, on a quarterly basis, by an amount equal to 15% per annum of the original principal amount of the Term Loan.

Any amount remaining unpaid shall be due and payable in full on the Maturity Date.

Optional Prepayment:	The Advances may be prepaid in whole or in part from time to time without penalty or premium (other than LIBOR breakage costs and unless in connection with the prepayment in full of the Facility).

The Term Loan or any portion thereof may be prepaid, upon 10 business days prior written notice and in minimum amounts (to be mutually agreed upon), in Borrowers’ sole discretion so long as Borrowers pay to Agent, for the pro rata benefit of the Term Loan Lenders, the applicable Prepayment Premium set forth on Annex A-I hereto and any LIBOR breakage costs. All such optional prepayments of the Term Loan shall be applied, first, to the next two installments due in respect thereof, and second, to the remaining installments on a pro rata basis.

The Facility may be prepaid and the commitments terminated in whole at any time upon 10 business days prior written notice so long as Borrowers pay to Agent, for the pro rata benefit of the Lenders, the applicable Prepayment Premium set forth on Annex A-I hereto and any LIBOR breakage costs.

Mandatory Prepayments:
The Facility will be required to be prepaid as follows:

(a)  commencing with the fiscal year of Parent ending December 31, 2010 and for each fiscal year thereafter, in an amount equal to 50% of Parent’s and its subsidiaries’ consolidated excess cash flow (to be defined in a manner mutually acceptable to Borrowers, SVB, and Agent) during such fiscal year with step-downs to be mutually agreed upon, provided that any voluntary prepayments of the Facilities shall be credited against consolidated excess cash flow prepayment obligations on a dollar for dollar basis;

(b) in an amount equal to 100% of the net cash proceeds of asset dispositions (except for dispositions resulting from casualty losses or condemnations and subject to exceptions to the extent mutually agreed upon) received by Parent or any of its subsidiaries, provided that such proceeds may be reinvested within a 180 day period (or within a 270 day period if Parent or the applicable subsidiary has entered into a binding contract for reinvestment within 180 days) subject to customary reinvestment provisions;

(c)  in an amount equal to 100% of the net cash proceeds of any debt issued by Parent or its subsidiaries (other than certain permitted debt);

(d)  in an amount equal to 50% of the net cash proceeds of any equity issuance by Parent or its subsidiaries (other than equity issuances by Parent (i) to Sponsor or to the other equityholders of Parent as of the Closing Date, and

(ii) to management and other employees pursuant to employee stock or option plans approved by the board of directors of  Parent);

(e)  in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by Parent or its subsidiaries; provided that such proceeds may be reinvested within a 180 day period (or within a 270 day period if Parent or the applicable subsidiary has entered into a binding contract for reinvestment within 180 days) subject to customary reinvestment provisions; and

(f)  in an amount equal to 50% of the net cash proceeds of tax refunds (other than tax refunds that, individually or in the aggregate, do not exceed $1,000,000 during the term of the Facility) and 100% of the net cash proceeds of other extraordinary receipts (the definition thereof, to be mutually agreed upon) received by Parent or any of its subsidiaries.

All mandatory prepayments shall be applied (a) first, to the outstanding principal balance of the Term Loan, (b) second, to the outstanding principal balance of the Advances (with a corresponding permanent reduction in the Revolver commitments), and (c) third, to cash collateralize the outstanding Letters of Credit (with a corresponding permanent reduction in the Revolver commitments).  All Mandatory Prepayments of the Term Loan shall be applied to the installments due in respect of the applicable term loan on a pro rata basis.

Any mandatory prepayment pursuant to clause (c), or (d) above shall be accompanied by the applicable Prepayment Premium set forth on Annex A-I hereto.

Use of Proceeds:
To (i) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (ii) refinance certain of existing indebtedness of QuadraMed Corp., finance working capital, Capital Expenditures (as defined in Annex C-II) and general corporate purposes of Borrowers (including Permitted Acquisitions (as defined in Annex C-I)), and (iii) pay fees and expenses associated with the Facility and the Transaction.

Fees and Interest Rates:	As set forth on Annexes A-I and A-II.

Term:
3 years from the Closing Date (the “Initial Maturity Date”); provided, however, that if (a) QuadraMed Corp. enters into a binding and enforceable contract with the U.S. Department of Veteran Affairs (the “UDV”) with a term expiring on or after the 1 Year Extended Maturity Date (as hereinafter defined) and on terms and conditions substantially similar to QuadraMed Corp.’s existing UDV contract (other than changes necessary to provide competitive pricing to retain the account) (the “New 2014 UDV Contract”), then QuadraMed Corp. shall have the option (the “1 Year Extension Option”) to extend the Facility for a 1 year period beyond the Initial Maturity Date (the “1 Year Extended Maturity Date”) so long as (i) within 60 days after entering into the New 2014 UDA Contract (and not less than 60 days prior to the Initial Maturity Date), QuadraMed Corp. provides written notice of the exercise by QuadraMed Corp. of the 1 Year Extension Option to Agent, together with evidence of execution and delivery of the New 2014 UDV Contract in form and substance reasonably satisfactory to Agent, and (ii) no default or event of default has occurred and is continuing under the Facility at the time the notice indicating the exercise of the 1 Year Extension Option is delivered to Agent (the “1 Year Extension Option Date”) or (b) QuadraMed Corp. enters into a binding and enforceable contract with the UDV with a term expiring on or after the 2 Year Extended Maturity Date (as hereinafter defined) and on terms and conditions substantially similar to QuadraMed Corp.’s existing UDV contract (other than changes necessary to provide competitive pricing to retain the account) (the “New 2015 UDV Contract”), then QuadraMed Corp. shall have the option (the “2 Year Extension Option”) to extend the Facility for a 2 year period beyond the Initial Maturity Date or, if the 1 Year Extension Option has been exercised, for a one year period beyond the 1 Year Extended Maturity Date (the “2 Year Extended Maturity Date”) so long as (i) within 60 days after entering into the New 2015 UDA Contract (and not less than 60 days prior to the Initial Maturity Date (or if the 1 Year Extension Options has been exercised, the 1 Year Extended Maturity Date)), QuadraMed Corp. provides written notice of the exercise by QuadraMed Corp. of the 1 Year Extension Option to Agent, together with evidence of execution and delivery of the New 2015 UDV Contract in form and substance reasonably satisfactory to Agent, and (ii) no default or event of default has occurred and is continuing under the Facility at the time the notice indicating the exercise of the 2 Year Extension Option is delivered to Agent (the “2 Year Extension Option Date”).  The Initial Maturity Date, as extended to the 1 Year Extended Maturity Date or the 2 Year Extended Maturity Date, in each case, as provided above, is referred to as the “Maturity Date”

Collateral:
A first priority perfected security interest (a) in substantially all of the Loan Parties’ now owned and hereafter acquired property and assets, including, but not limited to, inventory, accounts, equipment, chattel paper, documents, instruments, copyrights (which represent the three software product families which represent the largest gross revenue for the most recently completed fiscal year and which represent not less than 70% of gross revenue for the most recently completed fiscal year (including additional software products if these three shall be less than 70% of gross revenue) shall be registered with the U.S. Copyright Office (with a reasonable post-closing period to do so), trademarks, and patents and related rights, general intangibles, deposit accounts (subject to an agreed-to carve-out), cash and cash equivalents, and investment property and all proceeds and products thereof, subject to permitted liens (to be mutually agreeable to Agent and Borrowers), including notwithstanding anything in the Commitment Letter or this Term Sheet to the contrary and without limitation and without regard to whether the owner thereof is a Loan Party, substantially all of the intellectual property that is material to the business of Parent and/or its subsidiaries, and (b) in all of the stock of (or other ownership interests in) each Loan Party (other than the stock of Parent) and all proceeds and products thereof; provided that (i) only 65% of the stock (or other ownership interests in) CFCs will be required to be pledged; and (ii) the stock of Immaterial Subsidiaries (the definition thereof to be mutually agreeable to Agent and Borrowers) shall not be required to be pledged.

The Collateral shall not include (A) leasehold interests in real property, (B) motor vehicles, or (C) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, the exclusions set forth in this clause (C) shall in no way be construed (I) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code or other applicable law, (II) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease permit, license or license agreement, or (III) to limit, impair, or otherwise affect Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, or license agreement or stock (including any accounts receivable or stock), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or stock).

Representations and Warranties:
The credit agreement governing the Facility will include such representations and warranties with respect to the Loan Parties and their subsidiaries as are usual and customary for Agent’s financings of this type, including representations and warranties (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) regarding: due organization and qualification; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens;  title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; Patriot Act and OFAC; indebtedness; payment of taxes; margin stock; governmental regulation; Parent as holding company; employee and labor matters (including ERISA); government receivables (assignment of claims); location of inventory and equipment; and acquisition documents.

Affirmative Covenants:
The credit agreement governing the Facility will include such affirmative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their subsidiaries as are usual and customary for the Agent’s financings of this type, including covenants regarding: financial statements, reports, and certificates; collateral reporting; existence; maintenance of properties; taxes; insurance; inspection; compliance with laws; environmental; disclosure updates; formation of subsidiaries; further assurances; lender meetings; material contracts; location of inventory and equipment; registration of a required library of copyrights as a post closing requirement; protection of intellectual property, preservation and maintenance of intellectual property; source code escrow upon Agent’s request (and at all times thereafter) if (a) an event of default has occurred and is continuing or (b) the Leverage Ratio (as defined in Annex C-II) of Borrowers and their subsidiaries as of the end of any 12 month period ended on or after September 30, 2010 was in excess of 3.50:1.00; employee benefits; employee and labor matters (including ERISA); maintaining primary domestic operating and investment accounts with either SVB and its affiliates or WFF and its affiliates; government receivables (assignment of claims (i) within a reasonable period of time after the Closing Date and from time to time thereafter, with respect to (A) the Department of

Veterans Affairs, (B) any other government account debtor, which generated at least $3,000,000 of revenues for the Loan Parties during the immediately preceding fiscal year, and (C) in the event that all of the government account debtors in subsection (i)(B) (excluding the Department of Veterans Affairs) generated more than $15,000,000 of revenues for the Loan Parties during the term of the Facility, only such government account debtors which generated, in the aggregate, $15,000,000 or less of revenues for the Loan Parties during the term of the Facility may be excluded from compliance with assignment of claims), and (ii) after an Event of Default has occurred, for any government account debtor, at the request of Agent); and the filing or registration of any documents as required to perfect the Agent’s security interest in the Collateral.

In addition, Borrowers shall be required, within 60 days after the Closing Date, to have entered into one or more interest rate hedging arrangements reasonably acceptable to the Lenders with respect to the Term Loan, in an aggregate principal amount at any time of not less than 50% of the outstanding principal balance of the Term Loan on the date on which such interest rate hedging agreement is executed and which agreement shall have a term at execution of not less than 3 years after the Closing Date.

Negative Covenants:
The credit agreement governing the Facility will include such negative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their subsidiaries as are usual and customary for Agent’s financings of this type, including covenants regarding: limitations on: indebtedness (subject to customary baskets including without limitation a basket for letters of credit outstanding as of the Closing Date, not to exceed $1,500,000 in the aggregate); liens; fundamental changes (subject to the proviso below); disposal of assets; change of name; nature of business; prepayments and amendments; change of control; restricted payments and distributions (subject to a basket to be mutually agreed upon for distributions for taxes required to be paid in connection with or as a result of the Permitted Restructuring defined below); accounting methods; investments; transactions with affiliates; use of proceeds; consignments; and Parent as holding company; provided, however, that Parent and its subsidiaries may (prior to or after the Closing Date) restructure in a manner that results in one holding company (“New Parent”), which owns 100% of the stock of 2 or 3 separate holding companies (“Intermediate Holdcos”), each of which owns 100% of the stock of an operating company (the “Opcos”) so long as (i) no event of default has occurred or would result therefrom,

(ii) Parent and Intermediate Holdcos are Guarantors, individually and collectively, jointly and severally (it being understood and agreed that New Parent shall not have any personal liability for the obligations owing to the Agent and the Lenders other than to the extent of the stock of each of the Intermediate Holdcos pledged by New Parent); (iii) the Opcos are Borrowers, individually and collectively, jointly and severally; and (iv) such restructure is otherwise on terms and conditions satisfactory to Agent and the Lenders (the “Permitted Restructure”).

Financial Covenants:
Parent and its subsidiaries, on a consolidated basis, shall be required to maintain a minimum Fixed Charge Coverage Ratio (as defined in Annex C-II), a maximum Leverage Ratio (as defined in Annex C-II), and a maximum Recurring Revenue Leverage Ratio (as defined in Annex C-II).  The levels for the financial covenants will be based upon a discount to be mutually agreed upon of between 15% and 20% to those certain projections of Borrowers’ operating performance delivered to Agent on November 15, 2009 (the “November 15th Annual Projections”) and those certain quarterly projections of Borrowers’ operating performance that, on an annual basis, reflect the information and amounts set forth in the November 15th Annual Projections.

All of the financial covenants shall be measured as of the last day of each fiscal quarter.

Financial Reporting:
Customary for Lenders’ loans of this type and those additional deemed appropriate by Agent for this transaction including monthly financial statements, quarterly financial statements, and annual audited financial statements and projections.

Events of Default:
The credit agreement governing the Facility will include such events of default applicable to the Loan Parties and their subsidiaries as are usual and customary for Agent’s financings of this type, including (certain of which will be subject to materiality thresholds, exceptions and grace or cure periods to be mutually agreed upon): non-payment of obligations; non-performance of covenants and obligations; material judgments; bankruptcy or insolvency; any restrainment against the conduct of all or a material portion of business affairs; default on other material debt (including hedging agreements); breach of any representation or warranty; limitation or termination of any guarantee with respect to the Facility; impairment of security; employee benefits; and actual or asserted invalidity or unenforceability of any Facility documentation or liens securing obligations under the Facility documentation.

Conditions Precedent to Closing:	The conditions precedent set forth on Annex B-I.

Required Lenders:
At any time, Lenders whose pro rata shares (to be defined in a manner mutually acceptable to the parties) aggregate 66% or more; provided, that, (a) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders, (b) so long as WFF and its affiliates hold not less than 50% of the sum of (i) the Revolver commitment held by WFF on the Closing Date (or, if the Revolver commitments have been terminated or reduced to zero or the obligations have been accelerated, a percentage of the aggregate unpaid principal amount of the Advances and the Letter of Credit obligations equal to the percentage of the total Revolver commitment held by WFF on the Closing Date), plus (ii) the Term Loan commitment held by WFF on the Closing Date, or, from and after the making of the Term Loan, a percentage of the aggregate unpaid principal amount of the Term Loan in an amount equal to the percentage of the total Term Loan commitment held by WFF on the Closing Date, “Required Lenders” must include WFF, and (c) so long as SVB and its affiliates hold not less than 50% of the sum of (i) the Revolver commitment held by SVB on the Closing Date (or, if the Revolver commitments have been terminated or reduced to zero or the obligations have been accelerated, a percentage of the aggregate unpaid principal amount of the Advances and the Letter of Credit obligations equal to the percentage of the total Revolver commitment held by SVB on the Closing Date), plus (ii) the Term Loan commitment held by SVB on the Closing Date, or, from and after the making of the Term Loan, a percentage of the aggregate unpaid principal amount of the Term Loan in an amount equal to the percentage of the total Term Loan commitment held by SVB on the Closing Date, “Required Lenders” must include SVB.

Assignments:
With the written consent of Borrowers, which consent shall not be (i) unreasonably withheld, delayed or conditioned, (ii) required during an event of default, or (iii) required in connection with assignments to existing Lenders and their affiliates or related funds, each Lender shall be permitted to assign its rights and obligations under the Loan Documents, or any part thereof, to any person or entity with the consent of Agent.  Subject to customary voting limitations, each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of Borrowers.

Governing Law and Forum:	State of California

Counsel to Agent and WFF:	Paul, Hastings, Janofsky & Walker LLP

Counsel to SVB:	Riemer & Braunstein LLP

Annex A-I
[Redacted]

Annex A-II
[Redacted]

Annex B-I

The availability of the Facility is subject to the satisfaction of each of the following conditions precedent:

(a)           Delivery of Loan Documents duly executed by the Loan Parties (or applicable third parties as the case may be) including a credit agreement, security agreements, control agreements, landlord waivers for headquarters location only, pledge agreements, intercreditor agreements and subordination agreements, and receipt of other documentation customary for transactions of this type including legal opinions, officers’ certificates, instruments necessary to perfect the Agent’s first priority security interest in the Collateral, and certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be, all in form and substance reasonably satisfactory to WFF and SVB; and receipt of evidence of corporate authority and certificates of status (including certified copies of the governing documents and material agreements) with respect to each Loan Party issued by the jurisdictions of organization of each Loan Party and each other jurisdiction in which such Loan Party’s failure to be duly qualified or licensed would constitute a material adverse change, all in form and substance reasonably satisfactory to WFF;

(b)           Receipt by WFF of (i) evidence, in form and substance reasonably satisfactory to WFF and SVB (including, without limitation, a letter from each existing lender to any of the Loan Parties (collectively, “Existing Lender”) addressed to Agent) that (y) all amounts necessary to repay in full all of the obligations of the Loan Parties and their subsidiaries owing to Existing Lender have been paid, and (z) all of the liens existing in favor of Existing Lender in and to the assets of the Loan Parties and their subsidiaries have been released; and (ii) evidence from Company that it has used commercially reasonable efforts to obtain a release executed by The Bank of New York with respect to all security agreements on file with the United Stated Patent and Trademark Office in favor of The Bank of New York and that such release has been filed with the United States Patent and Trademark Office;

(c)          Minimum availability under the Revolver of $5,000,000 plus qualified cash of not less than $5,000,000 of the Loan Parties at closing, after giving effect to the initial use of proceeds (including the payment of all fees and expenses);

(d)           The following transactions shall have occurred prior to or concurrently with the initial extension of credit under the Facility:

(i)         evidence of a cash equity investment by Sponsor in QuadraMed Corp. of at least $65,000,000, on terms and conditions reasonably satisfactory to WFF and SVB, to pay for any balance due on the aggregate purchase price of the Acquisition after considering the use of the proceeds of the Term Loan for such purpose; and such cash equity investment and the Term Loan in the Term Loan Amount shall have been used to consummate the Acquisition in accordance with all applicable requirements of law;

(ii)         (A) the definitive agreement relative to the Acquisition shall be in form and substance substantially similar to the Draft Acquisition Agreement or subject to subsequent amendments or modifications thereto that are not materially adverse to the Lenders or the Loan Parties (it being understood that Company shall have complied with Section 6.3(e), Section 2.1(d), and 5.13 of the Draft Acquisition Agreement and that an amendment to any of these Sections would be materially adverse to the Lenders and/or the Loan Parties and it further being understood that an amendment to the definition of Termination Fee that results in a Termination Fee in an amount lower than $4,000,000 would be materially adverse to the Lenders); (B) the schedules to the definitive agreement relative to the Acquisition shall be in form and substance substantially similar to the draft schedules reflecting the comments of Shearman & Sterling LLP (“S&S”) delivered by S&S to Paul, Hastings, Janofsky & Walker LLP (“PH”) at 2:02 a.m. (California time) on December 7, 2009 (the “Draft Schedules”) (assuming that (i) the comments of S&S reflected therein have been incorporated therein, and (ii) any portions of the Draft Schedules that are incomplete will be completed in a manner that is not materially adverse to the Lenders and/or the Loan Parties), subject to subsequent amendments or modifications thereto that are not materially adverse to the Lenders or the Loan Parties (it being understood that a modification to Section 2.1(d) of the Draft Schedules would be materially adverse to the Lenders and/or the Loan Parties); and (C) all other documentation associated with the Acquisition shall be in form and substance reasonably satisfactory to WFF and SVB, and shall be substantially in the form of such documentation delivered to WFF and SVB prior to the execution and delivery of the Commitment Letter or subject to subsequent amendments or modifications thereto that are not materially adverse to the Lenders or the Loan Parties (the definitive agreement, together with the schedules thereto and such other documentation associated with the Acquisition, collectively, the “Acquisition Documentation”);

(iii)         the Acquisition shall have been consummated on the Closing Date in accordance with the terms and conditions of the Acquisition Documentation (including payment of the purchase price), and no such terms or conditions (other than any immaterial terms or conditions) shall have been waived other than with the consent of the WFF and SVB;

(iv)         WFF shall have received evidence that the merger certificate shall have been pre-cleared with the Secretary of the State of Delaware; and WFF shall have received a copy of the merger certificate properly filed with the Secretary of the State of Delaware (and reflecting the date stamp of such filing) evidencing that QuadraMed Corp. shall have been merged with and into Newco with QuadraMed Corp. as the surviving entity; and

(v)         WFF shall have received a certificate of Parent executed by an authorized officer of Parent certifying on behalf of Parent as to the solvency of the Loan Parties, taken as a whole, on a consolidated basis after giving effect to the Acquisition;

(e)           Receipt of all governmental approvals necessary or, in the reasonable opinion of the WFF, advisable in connection with the Facility, which shall all be in full force and effect;

(f)           Subject to the limitations set forth in the section entitled “Conditions” in the Commitment Letter, the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Closing Date; and

(g)           On the Closing Date, no event of default or unmatured event of default shall have occurred under the Facility or would result from the making of the initial extension of credit thereunder by Lenders (other than an event of default or unmatured event of default (i) resulting from a breach of any representation or warranty other than a representation or warranty of the type described in clause (i) of the second paragraph of the section entitled “Conditions” in the Commitment Letter, or (ii) relating to a failure to have a perfected lien on any collateral which, pursuant to the section entitled “Conditions” in the Commitment Letter, is not required to be provided until after the Closing Date).

Annex C-I

[Redacted]

Annex C-II

[Redacted]